Exhibit 99.1

Holly Energy Partners L.P. Reports Crude Oil Pipeline Leak

DALLAS, TX — January 31, 2012 — Holly Energy Partners (NYSE:HEP) announced today it experienced a pipeline leak on its crude oil gathering system in the West Texas. This system gathers crude oil in the Permian Basin for transport to nearby refineries or Midland, Texas.

The pipeline leak occurred on a 6 inch crude pipeline at HEP’s Wood Station pump facility. Approximately 1,100 barrels of crude oil have been recovered from the spill. An additional volume of crude oil has been absorbed in the soil in the pump station area, and an immediately adjacent property. A remediation plan is being finalized and remediation of the affected soil is expected to commence shortly. Once the soil remediation is complete HEP does not anticipate any material environmental impact from the spill or safety risk to the public.

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 42% interest (which includes a 2% general partner interest) in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Kansas, Wyoming, Idaho and Utah. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area.

Information about Holly Energy Partners, L.P. may be found on its website at http://www.hollyenergy.com

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “will,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of Holly Energy’s general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and Holly Energy’s general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor Holly Energy’s general partner can give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:

M. Neale Hickerson, Vice President, Investor Relations

Holly Energy Partners

214/871-3555

Or, Media:

Andrew Siegel / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

212/355-4449